Exhibit 10(a)

January 13, 2006

[Name]
[Address]
[Address]

Re: Amendment to Performance Unit Agreement

Dear ____:

        As you know, you were granted Performance Shares (the “FY2004 Performance Shares”) under the Joy Global Inc. 2003 Stock Incentive Plan (the “2003 Plan”) pursuant to the terms of the Performance Unit Agreement entered into between you and Joy Global Inc. (the “Company”) as of January 21, 2004 (the “FY2004 Agreement”). The anticipated date for the payment to you of any cash or shares of the Company’s common stock payable to you in respect of Performance Units Earned (as defined in the FY2004 Agreement) is January 14, 2007 (the “Original Payment Date”) in the absence of any deferral.

        The FY2004 Performance Shares were not “qualified performance-based awards” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, the distribution of the cash or shares payable to you in respect of the FY2004 Performance Shares could cause the Company to be subject to limitations on the deductibility of the compensation expense associated with such FY2004 Performance Shares. In addition, the distribution of such shares to you would cause you to recognize taxable compensation income in the year of receipt. As you may also be aware, recently adopted Section 409A of the Code and the regulations and other regulatory guidance issued thereunder (the “409A Provisions”) impose various timing restrictions on compensation deferral elections.

        Accordingly, for our mutual benefit, you and the Company hereby agree that payment in respect of the FY2004 Performance Shares shall be deferred automatically if, but only if, both of the following are true as to you:

1.	You are a “covered employee” for purposes of Section 162(m) of the Code for the Company’s taxable year that includes the Original Payment Date (the “OPD Taxable Year”); and

2.

Your total “compensation” (excluding compensation treated as performance-based) that the Company and its subsidiaries could otherwise deduct, including the compensation value of the FY2004 Performance Shares, is expected to exceed $1 million for the OPD Taxable Year.

        Under the current Treasury regulations applying Section 162(m) of the Code, (i) a “covered employee” is an individual who, on the last day of the Company’s taxable year, is either the chief executive officer or among the four highest compensated officers and (ii) “compensation” generally does not include remuneration that the recipient can exclude from taxable income.

        In the event that a mandatory deferral applies to you under the terms of this letter agreement (this “Amendment”), the following provisions shall apply to such deferral:

A.

The number of shares (or cash in lieu of shares) that will be distributed to you on the Original Payment Date will be only such number as would not cause your “compensation” for Section 162(m) purposes to exceed $1 million for the OPD Taxable Year (which shall be zero shares if such compensation is otherwise over $1 million without taking into account the FY2004 Performance Shares);

B.	Any FY2004 Performance Shares deferred under this Amendment and for which payment is not made on the Original Payment Date will be credited to you in the form of fully vested deferred stock units;

C.

For any deferred stock units credited to you, on each dividend payment date with respect to any dividend paid or other distribution made to holders of the Company’s common stock, you will be credited with additional deferred stock units (rounded to the nearest whole unit) having a Fair Market Value (as defined in the 2003 Plan) equal to the amount of the dividend (or, in the case of a non-cash distribution, the fair value of the property distributed) that would have been payable to you on such dividend payment date if such deferred stock units had been treated as outstanding shares of the Company’s common stock on the applicable record date;

D.

All deferred stock units credited to you under this Amendment will be paid (in the Company’s common stock or in cash based on the Fair Market Value of the Company’s common stock as of the date immediately prior to the date of payment, at the election of the Human Resources and Nominating Committee of the Company’s board of directors) upon the earlier of (i) the earliest date upon which the Company reasonably anticipates that the Company’s deduction of the payment of such FY2004 Performance Shares will not be limited or eliminated by the application of Section 162(m) of the Code and (ii) if you experience a “separation from service” with the Company (as provided for under the 409A Provisions), as soon as practicable following such separation from service in the calendar year of such separation from service; provided that, with respect to subclause (ii), in the event that you are considered a Specified Employee (as defined under Section 409A of the Code) at the time of your “separation from service”, such payment will take place on the date that is six months and one day after your “separation from service” if such delay is required in order to comply with the 409A Provisions; and

E.

In the event of a change in control (as defined under the 409A Provisions), all deferred stock units credited to you and not already paid under paragraph D above shall be promptly paid to you in cash, provided that no such payment shall be made pursuant to this paragraph E to that extent that such payment would cause the Company or you to incur taxes or penalties resulting from a failure to comply with the 409A Provisions. For the purposes of a payment under this paragraph E, the value of each deferred stock unit shall be equal to the Fair Market Value (as defined in the 2003 Plan) of a share of the Company’s common stock as of the date of the change in control.

        The Company’s determination that you meet the requirements for a mandatory deferral under this Amendment, and its determination of the number of shares that may be distributed to you under paragraph A above, shall be conclusive and binding on you in the absence of bad faith or manifest error.

        In the event any payments under this Amendment are deemed to be deferred compensation subject to the requirements of Section 409A of the Code that does not comply with such requirements, the Company and you shall use reasonable efforts to modify this Amendment (in a manner that as closely as practicable achieves the original intent of this Amendment).

        If you agree to amend the FY2004 Agreement as provided in this Amendment, please sign and date the enclosed copy of this Amendment and return it to me no later than January 13, 2006.

Very truly yours,

[Name of officer signing on behalf of Joy Global]

[Title of officer]

Signed: ___________________________
Name: [Name of executive officer entering into amendment]

Date: ___________________________